EXHIBIT A

          This guaranty (the "Guarantee") is made as of October 1, 2002, by Cogentrix Energy, Inc., a North Carolina corporation ("Guarantor"), in favor of Dynegy Power Marketing, Inc., a Texas corporation ("Beneficiary").

RECITALS
A.

Beneficiary has entered into that certain Amended and Restated Dependable Capacity And Conversion Services Agreement, dated as of June 1, 2000 (as the same may be amended, modified or supplemented pursuant to its terms from time to time, the "CSA"), with Quachita Power, LLC (formerly known as Ouachita Power, LLC), a Delaware limited liability company ("Obligor").

B.	Section 2.6(b) of the CSA permits the Obligor to deliver a Guarantee as a Cost of Cover Credit Support.
C.	Capitalized terms used but not defined in this Guarantee have the respective meanings given to them in the CSA.

AGREEMENTS:

          NOW, THEREFORE, in consideration of Beneficiary entering into the CSA, and for other consideration, the receipt and sufficiency of which is hereby acknow1edged and received, the Guarantor hereby agrees as follows:

1.     General.  The Guarantor does hereby absolutely, irrevocably and unconditionally guarantee, undertake and assure to and for the benefit of Beneficiary, its successors and permitted assigns, the full, prompt and complete payment of Cost of Cover True Up Amounts due to Beneficiary under Section 10.6 of the CSA accruing on or after October 1, 2002 and on or prior to the last Day of the Contract Year containing October 1, 2002 (the "Obligations") up to the aggregate amount of Five Million Dollars (US$5,000,000), which undertaking and assurance are unconditional and absolute. The Guarantor agrees that the undertaking and assurance as set forth herein are and shall be primary obligations of, and fully and completely enforceable against, the Guarantor and shall constitute a continuing guaranty of payment and not a guaranty of collection only and shall remain in full force and effect for the term of this Guarantee. The Guarantor acknowledges the receipt and adequacy of the consideration hereinabove recited and agrees that such consideration fully supports this Guarantee.

2.     Payments.  Any payments made by the Guarantor to Beneficiary under this Guarantee shall be made in the lawful money of the United States in the amount(s) required to be paid hereunder, not later than five (5) Business Days following Beneficiary's written demand to the Guarantor, which demand shall state and identify the nature of the Obligations due.

3.     Termination. Upon the earliest of (a) August 16, 2003, (b) the date that Obligor provides Beneficiary replacement Cost of Cover Credit Support, ( c) the date on which the aggregate amount paid by Guarantor hereunder shall equal $5,000,000 and (d) termination by Obligor and Beneficiary of the CSA (provided all of the Obligations and liabilities of Obligor pursuant to Section 10.6 of the CSA shall have been fully discharged), this Guarantee shall terminate and Guarantor shall have no further liability hereunder. On termination of this Guarantee, Beneficiary shall, at Guarantor's request, promptly release this Guarantee in a written document reasonably satisfactory to Beneficiary and Guarantor. This Guarantee will continue in full force and effect until such date; provided however, that termination of this Guarantee shall not affect the validity or enforceability of this Guarantee with respect to: (a) any Obligation incurred or arising prior to the termination of this Guarantee, (b) any Obligation(s) which survives the termination of the CSA, and (c) any extensions or renewals of, interest accruing on, or fees, costs or expenses (including attorneys' fees) incurred with respect to any of the Obligations.

4.     No Conditions. (a) This Guarantee is direct, unconditional and absolute and shall be valid and enforceable regardless of:
(i)

the modification or any future amendment of, or change (whether or not material) in the CSA or any other agreement, document or instrument related to the transactions contemplated thereby (including, without limitation, any amendment extending the manner, place or terms of payment, renewal, or alteration of all or any portion of the obligations thereunder) or, subject to Guarantor's right to assert any of the defenses reserved in Section 7(b) of this Guarantee, the validity, invalidity, nonbinding effect or unenforcibility of any term or condition of this Guarantee or the CSA (other than with respect solely to such term or condition);

(ii)

any action taken or failed to be taken to enforce this Guarantee or the CSA, or the waiver or consent by the Beneficiary with respect to any of the provisions thereof unless any such remedy of Beneficiary under the CSA is expressly conditioned upon notice being given by Beneficiary, in which case the giving of such notice pursuant to the terms of the CSA shall be a condition of Beneficiary's rights under this Guarantee;

(iii)	any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of this Guarantee;
(iv)	whether or not Beneficiary takes steps to mitigate damages, except to the extent mitigation is expressly required pursuant to the CSA;
(v)

any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation or the like of Beneficiary, Guarantor, Obligor or any of its affiliates, provided that Beneficiary acknowledges that the bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation or the like of Beneficiary shall not affect any of Obligor's rights or remedies with respect to any of the foregoing to the extent expressly reserved to Obligor in the CSA;

(vi)	any merger or consolidation of Obligor or the Guarantor into or with any other Person, or any sale, lease or transfer of any or all of the assets of Obligor or the Guarantor to any other Person;
(vii)

any circumstance other than indefeasible payment which might constitute a defense available to, or a discharge of the Guarantor, or any other surety, except for such defenses expressly reserved to Guarantor under Section 7(b);

(viii)	any sale, transfer or other disposition by the Guarantor of any direct or indirect interest it may have in Obligor;
(ix)	absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters of events set forth in the foregoing subdivisions (i) through (viii); and
(x)

except as expressly reserved to Guarantor under Section 7(b), any other circumstance not described in this Section; it being agreed by the Guarantor that its obligations under this Guarantee shall not be discharged until all Obligations have been paid in full.

          (b)     Each right, power and remedy of Beneficiary provided in this Guarantee or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Guarantee or now or hereafter existing at law or in equity or by statute or otherwise. The exercise or partial exercise by Beneficiary of anyone or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Beneficiary of all such other rights, powers or remedies, and no failure or delay on the part of the Beneficiary to exercise any such right, power or remedy shall operate as a waiver thereof. Any waiver of any such right or remedy by Beneficiary must be in writing and signed by Beneficiary.

5.     No Discharge. None of the following shall operate to discharge the Guarantor:

A.	Any modifications of any contract between Beneficiary and Obligor;
B.	Beneficiary's acceptance of any instrument in substitution for any claim or debt;
C.	Any renewal, extension, modification or substitution of, or for any instrument;
D.	Any leniency or failure to pursue collection by Beneficiary with respect to Obligor or the Guarantor;
E.	Any release or impairment of collateral, if any, which secures payment of Obligor's obligations to Beneficiary under the CSA; or
F.

The inclusion by any subsequent separate agreement or by any amendment of this Guarantee at a later date of additional guarantors of the obligations guaranteed hereunder; or the subsequent release of any of the same.

6.     [Reserved]

7.     Defenses.

          (a) Except as specifically reserved elsewhere in the Guarantee, Guarantor hereby waives and relinquishes all defenses, rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such defenses, rights or remedies, including without limitation:

(i)

any right to require Beneficiary to proceed against Obligor or any other person or to proceed against or exhaust any security held by Beneficiary at any time or to pursue any other remedy in Beneficiary's power before proceeding against Guarantor;

(ii)	any defense that may arise by reason of the incapacity or lack of authority of any person;
(iii)

demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional obligation that may constitute an Obligation, or of any action or non-action on the part of Obligor, Beneficiary, any creditor of Obligor or Guarantor, or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Beneficiary as collateral or in connection with any Obligations hereby guaranteed;

(iv)

any defense based upon an election of remedies by Beneficiary which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Obligor for reimbursement, or both;

(v)	any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and
(vi)

notices, diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature of form of the Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of acceptance of this Guarantee and notice of any sales transactions, notice of adverse change in Obligor's financial condition or any other fact which might materially increase the risk to the Guarantor) with respect to any of the Obligations and all other demands whatsoever.

          (b)     The Guarantor hereby reserves to itself all rights, counterclaims and other defenses to which Obligor may have to payment or performance of any Obligations with respect or pursuant to the CSA, other than (i) defenses arising from the bankruptcy or insolvency of Obligor, Beneficiary (but subject to such rights with respect thereto as expressly reserved to Obligor in the CSA), Guarantor or any other party, (ii) any defenses expressly waived by Obligor under the CSA or the Guarantor in this Guarantee, and (iii) any defense that has been previously waived or asserted and resolved against Obligor or Guarantor under the CSA, provided that if such defense may be appropriately asserted by Obligor pursuant to the terms of the CSA in defense of a new, separate or subsequent claim brought by Beneficiary, the waiver of such defense is not waived but is limited to the terms of such new, separate or subsequent claim.

8.     Attorney's Fees. The Guarantor will be responsible for the payment of all of Beneficiary's costs and expenses (i) incurred in enforcing its rights under this Guarantee, by legal process or otherwise, including, but not limited to, Beneficiary's reasonable expert and attorney's fees or (ii) incurred as a result of the failure by the Guarantor to perform or observe any of the provisions hereof, except to the extent any of the foregoing are the result of an action brought by Beneficiary which is finally adjudged to be without merit, in which case, Beneficiary shall bear all such costs and expenses. Notwithstanding any other provision of this Guarantee, the obligations of the Guarantor under this Section 8 are in addition to its obligation to Guarantee the Obligations.

9.      Assignment. This Guarantee may be assigned by Beneficiary without the consent of Guarantor and shall be binding upon and inure to the benefit of the Beneficiary's successors and assigns and legal representations. Except as herein provided, neither party hereto may assign this Guarantee or any of its rights or obligations hereunder without the prior written consent of the other party.

10.      Representations. The Guarantor hereby makes the following representations and warranties:

          (a)     The Guarantor is a corporation duly organized and in good standing under the laws of the jurisdiction specified for the Guarantor in the first paragraph of this Guarantee.

          (b)     The Guarantor has the corporate authority to execute, deliver and fully perform its obligations under this Guarantee and all resolutions, if any, of directors and shareholders required to authorize execution and delivery of this Guarantee have been obtained.

          (c)     This Guarantee constitutes a valid, legal and binding obligation of the Guarantor enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or similar laws respecting creditor's rights generally.

          (d)     To Guarantor's knowledge, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the best knowledge of the Guarantor, threatened against the Guarantor or its property which (i) could have a material adverse effect on Guarantor's ability to perform its obligations under this Guarantee, or (ii) could affect the validity or enforceability of this Guarantee or the Guarantor's obligations hereunder.

          (e)     All approvals, consent, authorizations, filings, permits or other actions required to be obtained from or made with respect to any applicable governmental authority ("Government Approval"), if any, as of the date hereof in connection with due execution and delivery of, and performance by the Guarantor of its obligations and the exercise of its rights under, this Guarantee have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to appeal or renewal, are held in the name of the Guarantor and are free from conditions or requirements. There is no proceeding pending or, to the best knowledge of the Guarantor, threatened against the Guarantor which seeks to rescind, terminate or suspend any such Government Approval.

          (f)     Guarantor has not received notice of, and is not otherwise aware of any material default under or with respect to any other material agreement, lease or instrument to which the Guarantor is a party or by which it or its properties may be bound.

          (g)     Guarantor is not, and shall not as a result of the execution and delivery of this Guarantee, be rendered insolvent. By executing this Guarantee, Guarantor does not intend to incur, or believe it is incurring, obligations beyond its ability to pay. Guarantor's property remaining after the delivery and performance of this Guarantee shall not constitute unreasonably small capital in comparison to its potential liability under this Guarantee.

11.     Governing Law. The legal rights and obligations hereunder shall be determined in accordance with the laws of the State of New York.

12.     Severability. Every provision of this Guarantee is intended to be severable. If any term or provision of this Guarantee is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

13.     Notices. All notices, requests, demands and other communications required or permitted to be made or given under this Guarantee shall be in writing and shall be deemed to have been given (i) on the date of personal delivery, (ii) on the date of deposit in the U.S. Mail, by registered or certified mail, postage prepaid, or (iii) on the date of delivery to a reputable overnight courier service, in each case addressed to the other party as follows:
If to Guarantor, to:	Cogentrix Energy, Inc. 9405 Arrowpoint Boulevard Charlotte, North Carolina 28273 Attention: Chief Financial Officer Telephone: 704-525-3800 Facsimile: 704-529-1006
And	Cogentrix Energy, Inc. 9405 Arrowpoint Boulevard Charlotte, North Carolina 28273 Attention: General Counsel Telephone: 704-525-3800 Facsimile: 704-529-1006
If to Beneficiary	Dynegy Power Marketing, Inc. 1000 Louisiana Street, Suite 5800 Houston, Texas 77002 Attention: Vice President-Trading
And	Dynegy Power Marketing, Inc. 1000 Louisiana Street, Suite 5800 Houston, Texas 77002 Attention: Vice President-Power Supply Telephone: 713-507-6400 Facsimile: 713-507-6505
And	Dynegy Power Marketing, Inc. 1000 Louisiana Street, Suite 5800 Houston, Texas 77002 Attention: General Counsel Telephone: 713-507-6400 Facsimile: 713-507-6986

Any party may change its address for receiving notice by written notice given to the other party as set forth above.

14.     Entire Agreement/No Amendment. This Guarantee constitutes the entire agreement and understanding of the parties hereto respecting its subject matter and supersedes all prior written and contemporaneous oral agreements, representations and understandings relating to its subject matter. No term hereof may be changed, waived, discharged or terminated unless by an instrument signed by the party against whom enforcement is sought.

15.     Further Assurances. Guarantor will promptly and duly execute and deliver to Beneficiary such further documents and assurances and take such further action as Beneficiary may from time to time reasonably request including, without limitation, any amendments hereto in order to establish and protect the rights, interests and remedies created or intended to be created in favor of Beneficiary hereunder. Notwithstanding the foregoing, Guarantor shall not be required to provide further documents and/or assurances or take further action as contemplated by this Section 15, if, in Guarantor's reasonable determination doing so would materially increase Guarantor's liability or obligations under this Guarantee.

16.     Reinstatement of Guarantee. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment to Beneficiary by Guarantor hereunder, is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Obligor or otherwise, all as though such payment had not been made.

17.     Limitation on Liability.  Notwithstanding anything to the contrary contained or implied herein, and if called upon to perform hereunder, it is expressly agreed that the Guarantor's obligations under this Guarantee shall not exceed the amount of five million Dollars (US$5,000,000).

IN WITNESS WHEREOF, the Guarantor has executed this Guarantee through a duly authorized officer on the date shown above.

COGENTRIX ENERGY, INC.

BY:         /s/   THOMAS F. SCHWARTZ
        Name:  Thomas F. Schwartz
        Title:    Group Senior Vice President and
                         Chief Financial Officer